As filed with the Securities and Exchange Commission on July 27, 2016

Registration No. 333-188970

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT NO. 333-188970

UNDER

THE SECURITIES ACT OF 1933

Celator Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2834	20-2680869
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS employer identification no.)

200 PrincetonSouth Corporate Center, Suite 180

Ewing, New Jersey 08628

(609) 243-0123

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew P. Young

Treasurer

Celator Pharmaceuticals, Inc.

200 PrincetonSouth Corporate Center, Suite 180

Ewing, New Jersey 08628

(609) 243-0123

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement, No. 333-188970, originally filed by Celator Pharmaceuticals, Inc. (the “Company”) on Form S-1 with the Securities and Exchange Commission on May 31, 2013 registering an aggregate of 16,978,735 shares of common stock, par value $0.001 per share, of the Company (the “Registration Statement”). The Company is filing this Post-Effective Amendment No. 1 to its Registration Statement to deregister any and all securities that remain unsold under such Registration Statement.

On July 12, 2016, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2016 (the “Merger Agreement”), by and among Plex Merger Sub, Inc., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Jazz Pharmaceuticals plc, an Irish public limited company (“Parent”), Parent and the Company, Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Parent (the “Merger”).

In connection with the consummation of the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration any and all such securities of the Company registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on July 27, 2016.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Suzanne Sawochka Hooper
Name: Suzanne Sawochka Hooper
Title: Secretary

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.